EXHIBIT 10.13

March 30, 2015

John Bostjancic

Dear John:

I am delighted to offer you the position of Chief Financial Officer of SeaSpine. As you know, at the present time, SeaSpine is operated as a business of Integra LifeSciences Corporation (“Integra”). In 2015, Integra expects to spin off SeaSpine into its own free-standing publicly traded company. Following the spinoff, this position will continue with SeaSpine, not with Integra. You will initially report to me as a member of the Office of President and Chief Executive Officer of SeaSpine. Following your acceptance, the terms stated in this letter and your new position will be effective on the spinoff date.

The salary for this position is $325,000 annually, paid in bi-weekly installments. Your position is exempt, making you ineligible for overtime. In addition, you will be granted a “Founders Award” of $200,000, which will be granted to you in the form of SeaSpine equity (which could take the form of restricted stock, stock options or some other security of SeaSpine). The Founders Award will have a vesting term of between 3 and 5 years, depending upon the policy set by SeaSpine management. In addition, as part of your 2015 annual equity award with Integra, you will be granted a SeaSpine stock option award of $52,078 as soon as administratively possible after the spin-off date. The terms of this award will be based on the policy set by SeaSpine management.

This position will be based at either SeaSpine’s Vista, California, site or SeaSpine’s Irvine, California, site, as directed by SeaSpine management. Any flexible work arrangements are subject to approval at the discretion of SeaSpine CEO and Board of Directors. Any such flexible work arrangements can be removed at any time for reasons including, but not limited to, change in business needs or unsatisfactory performance.

In 2015, based on the expectation that you will become an executive officer of SeaSpine following the spinoff, you are eligible for a target short-term cash incentive award of up to 45% of your base salary and an annual target long-term equity incentive award of up to $210,000, subject to the terms of the SeaSpine discretionary incentive program, which is currently under development. Payment of all awards is subject to SeaSpine achieving its performance targets, which shall be developed, and to you meeting your performance objectives, which will initially be established by me. Depending on the date of the spin-off, the bonus payment may be pro-rated to take into account any partial bonus payment paid by Integra prior to the spin-off.

As a SeaSpine employee, you will be eligible for a benefits package that’s comparable to Integra’s package. Until the spinoff, you will remain in all Integra benefit plans for which you are currently eligible.

In order to assist you with your move to California, Integra or SeaSpine will provide you with relocation assistance of up to $100,000 (applicable taxes will apply). Upon acceptance of this offer, you will be connected with a relocation counselor at Weichert. Details regarding the repayment agreement and eligible expenses will be provided under separate cover.

If your position is terminated prior to December 31, 2015, for reasons other than cause, you will receive a one-time payment equivalent to six months of salary in addition to any standard severance package then in effect for SeaSpine (expected to be Integra’s severance guidelines). As part of the SeaSpine severance agreement and release, Integra or SeaSpine will pay you the cash value of any unvested Integra RSA’s that are scheduled to vest within 6 months of your termination date, If you resign your position at any time, you will not be eligible for the payments described in the preceding sentences.

In addition, SeaSpine will offer you a Double Trigger Change in Control severance agreement equivalent to one year’s base salary. Terms of this agreement will follow at or shortly thereafter the spinoff.

This offer is contingent upon your signing of a Non-competition Agreement and a Confidentiality and Invention Disclosure Agreement, or comparable agreement, that SeaSpine will present to you at a later date. If you are unwilling to sign the presented agreement, this offer of employment, including all of its terms, will be rescinded or you will be terminated from your position, with cause.

The U. S. Department of Justice requires all new hires to provide identification documents that establish both identity and employment eligibility, within three days of employment A list of acceptable documents can be found on the back of the 1-9 form. You may need to present the identification documents to SeaSpine’s Human Resources department at the time of the spinoff. If these identification documents are not provided within three days of a request from SeaSpine, termination of employment, for cause, will ensue.

You will be responsible for the successful completion of your duties and responsibilities as assigned to your position. A copy of your job description, which is under development, will be provided to you. As part of the new hire process, SeaSpine may elect to evaluate your performance after 90 days. The purpose of this evaluation is to determine, for both SeaSpine and for you, whether the goals and duties of the position can be met.

Although SeaSpine anticipates a mutually rewarding employment relationship, it is expressly understood and agreed that your employment is “at will” both at Integra prior to the spinoff and, ultimately, for SeaSpine after the spinoff. Under this relationship, Integra or, after the spinoff, SeaSpine may, at any time, decide to terminate your employment with or without cause or prior notification. Accordingly, we have no agreement that your employment will continue for any particular period of time. Likewise, you have the right to terminate your employment at any time. Should you desire to terminate this relationship, you agree to use your best efforts to give SeaSpine 14 days written notice. Finally, we understand that this letter supersedes any and all previous discussions, verbal as well as written, regarding the terms of your employment with SeaSpine.

If you have any questions regarding this letter or its contents, please feel free to address them to me. If this offer is acceptable to you, please sign a copy of this letter and return it to me by February 13, 2015.

Sincerely,

/s/ Brian Larkin

Brian Larkin

Member of the Office of President and Chief Executive Officer of SeaSpine

cc: Laura Rosa

Personnel File

I accept your offer of employment.

Signature:	/s/ John Bostjancic	Date: 3/30/15
John Bostjancic